UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2023

STRYVE FOODS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38785	87-1760117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Post Office Box 864 Frisco, TX	75034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 987-5130

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SNAX	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	SNAXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

The information set forth under Item 2.02 is incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

Stryve Foods, Inc. (the “Company”) filed a First Certificate of Amendment to its First Amended and Restated Certificate of Incorporation (the “Certificate”) to be effective as of 12:01 a.m. EST on July 14, 2023 authorizing a 1-for-15 reverse stock split of the issued and outstanding shares of Class A and V common stock (the “Reverse Stock Split”). The Company’s stockholders previously approved the Reverse Stock Split at the Company’s Annual Meeting of Stockholders held on June 9, 2023.

Reason for the Reverse Stock Split

The Reverse Stock Split is being effected to enable the Company to restore compliance with the continued listing standard of NASDAQ Capital Market (“NASDAQ”).

Effects of the Reverse Stock Split

Effective Date; Symbol; CUSIP Number. The Reverse Stock Split will become effective at 12:01 a.m. Eastern Time on July 14, 2023, and will be reflected with NASDAQ and in the marketplace at the open of business on July 14, 2023 (the “Effective Date”), whereupon the shares of Class A common stock began trading on a split-adjusted basis. In connection with the Reverse Stock Split, the Company’s shares of Class A common stock will continue to trade on NASDAQ under the symbol “SNAX” but will trade under a new CUSIP Number: 863685202.

Split Adjustment; No Fractional Shares. On the Effective Date, the total number of shares of the Company’s Class A and V common stock held by each stockholder will be converted automatically into the number of whole shares of Class A or V common stock, as applicable, equal to (i) the number of issued and outstanding shares held by such stockholder immediately prior to the Reverse Stock Split, divided by (ii) 15.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares will be entitled to an amount in cash (without interest or deduction) equal to the fraction of one share to which such stockholder would otherwise be entitled multiplied by the closing price of the Company’s Class A common stock on NASDAQ on July 13, 2023. Except for the right to receive the cash payment in lieu of fractional shares, stockholders will not have any voting, dividend or other rights with respect to the fractional shares they would otherwise be entitled to receive.

Stockholders who are holding their shares in electronic form at brokerage firms or with the Company’s transfer agent (Continental Stock Transfer & Trust Company) do not have to take any action as the effect of the Reverse Stock Split will automatically be reflected in their accounts.

State Filing. The Reverse Stock Split is being effected by the Company filing the Certificate with the Secretary of State of the State of Delaware on July 11, 2023. The Certificate is not effective until the Effective Date. A copy of the Certificate is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Capitalization. The Reverse Stock Split did not impact the number of authorized shares of Class A common stock. In light of the limited purpose of the Class V common stock, the Certificate will reduce the number of authorized shares of Class V common stock from 200 million to 15 million (and will correspondingly reduce the total authorized shares by such amount).

As of July 12, 2023, there were 26,367,185 shares of Class A common stock and 6,080,196 shares of Class V common stock outstanding. As a result of the Reverse Stock Split, there will be approximately 1,757,812 shares of Class A common stock outstanding and 405,346 shares of Class V common stock outstanding (subject in each instance to adjustment due to the effect of providing cash for fractional shares). The Reverse Stock Split will not have any effect on the stated par value of the common stock.

The Reverse Stock Split does not affect the Company’s authorized preferred stock. After the Reverse Stock Split, the Company’s authorized preferred Stock of 10,000,000 shares remained unchanged.

Each stockholder’s percentage ownership interest in the Company and proportional voting power remains virtually unchanged as a result of the Reverse Stock Split, except for minor changes and adjustments that will result from providing cash for fractional shares.

All options and warrants of the Company outstanding immediately prior to the Reverse Stock Split will be appropriately adjusted as a result of the Reverse Stock Split. The Company’s 10,997,500 outstanding public warrants that trade on NASDAQ under the symbol “SNAXW” will adjust to the right to purchase 0.0666667 shares of Class A common stock for an exercise price of $172.50.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws.

The information required by this Item 5.03 is set forth in Item 3.03 above, which information is incorporated herein by reference.

Item 8.01	Other Events

On July 13, 2023, the Company issued a press release in connection with Reverse Stock Split and other matters. A copy of the press release is filed as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	First Certificate of Amendment to First Amended and Restated Certificate of Incorporation
99.1	Press Release Dated July 13, 2023
104	Cover Page Interactive Data File - The cover page XBRL tags are embedded within the inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 13, 2023

STRYVE FOODS, INC.

By:	/s/ R. Alex Hawkins
Name:	R. Alex Hawkins
Title:	Chief Financial Officer